SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Tuesday, April 19, 2011 at 1:00 p.m., local time, for the following purposes:

1.	To elect the eleven (11) directors named in the attached proxy statement.

2.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2011.

3.	To hold an advisory, non-binding, vote on the Company’s executive compensation as disclosed in the attached proxy statement.

4.	To recommend, by non-binding vote, the frequency of Shareholders advisory votes on executive compensation.

Only Shareholders of record at the close of business on February 18, 2011 will be entitled to vote at the 2011 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 2010 is also enclosed.

By Order of the Board of Directors

/s/ George Gleason
George Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March 10, 2011

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on April 19, 2011. The Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on April 19, 2011 and Annual Report for the fiscal year ended December 31, 2010 are also available at www.proxyvote.com by entering the control number found on your proxy card.

P.O. BOX 8811

LITTLE ROCK, ARKANSAS 72231-8811

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 19, 2011

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy, for use only at the 2011 Annual Meeting of Shareholders of Bank of the Ozarks, Inc. (the “Company”) to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223 on Tuesday, April 19, 2011 at 1:00 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors (the “Board”) of the Company. This solicitation is being made primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

Any Shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the 2011 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

The Company knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of the 2011 Annual Meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

This proxy material is first being mailed to Shareholders on or about March 10, 2011.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has selected February 18, 2011 as the record date (the “Record Date”) for the 2011 Annual Meeting. Only those holders of record of common stock as of the close of business on the Record Date are entitled to notice of and to vote at the 2011 Annual Meeting. At the close of business on the Record Date, there were 17,093,490 shares of common stock, $0.01 par value per share, (the “Common Stock”) outstanding. As used in this proxy statement, the term “Shareholder” means a holder of Common Stock, unless the context requires otherwise.

At the meeting each Shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Board. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for Shareholders to withhold authority to vote for any one or more of the nominees for the Board while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, check the box marked “FOR ALL.” To withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL.” To withhold authority to vote for individual nominee(s), mark the “FOR ALL EXCEPT” box and follow instructions to indicate the name(s) of such nominee(s). By checking the box marked “WITHHOLD ALL,” shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors at the meeting is required for election of each nominee to the Board.

Shareholders may not cumulate their votes with respect to the election of directors. IF YOU ARE THE SHAREHOLDER OF RECORD AND NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES.

With respect to the proposal to provide an advisory vote on the frequency of the advisory vote on executive compensation, the option that receives the greatest number of the votes cast – every year, every two years, or every three years – shall determine the advisory frequency of voting by shareholders on the compensation of the Company’s named executive officers.

For proposals other than the election of directors and the frequency of the advisory vote on executive compensation, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting of Shareholders and entitled to vote on the proposals, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters, including the election of directors, in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for voting and quorum purposes. IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT PROVIDE YOUR BROKER WITH SPECIFIC VOTING INSTRUCTIONS, YOUR BROKER CANNOT VOTE YOUR SHARES FOR THE ELECTION OF THE NOMINEES.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors has been set at 10 for the ensuing year. The Board has the power to fix or change the number of directors up to a maximum Board size of 15 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the Shareholders in accordance with the Company’s bylaws.

The Company’s Amended and Restated Articles of Incorporation, as amended, contain a provision that allows the Board, by resolution and without any further action by the Shareholders, to classify or stagger the Board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year. The Board has not elected to classify the board positions in the upcoming election.

The following slate of nominees has been recommended to the Board by its Nominating and Governance Committee and ratified by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Robert Proost and Walter Kimbrough, each nominee presently serves as a member of the Board. James Matthews served as a director for 2010 but is not standing for reelection. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

The Board unanimously recommends that Shareholders vote FOR the election of each nominee. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies.

Nominees for Election as Directors

George Gleason, age 57, Chairman and Chief Executive Officer. Mr. Gleason has served the Company or its bank subsidiary (the “Bank”) as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to sit on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 32 years of service to the Company.

Mark Ross, age 55, Vice Chairman, President and Chief Operating Officer. Mr. Ross has served as President of the Company since 1986 and in various capacities for the Company or the Bank since 1980. He was elected as a director of the Company in 1992 and was elected as Vice Chairman, President and Chief Operating Officer in 2002. Mr. Ross holds a B.A. in Business Administration from Hendrix College. The Company believes that Mr. Ross’ business and finance experience, including his thorough experience in bank operations management and knowledge of the Company, qualifies him to sit on the Board.

Jean Arehart, age 70, Retired Senior Lending Officer and retired Chairman of the Loan Committee of the Bank. Ms. Arehart joined the Bank as Senior Vice President in 1996, and she was named Executive Vice President in 1997. In May 1999 Ms. Arehart resigned employment with the Bank but returned in January 2000 to serve as President of the Mortgage Division until September 2004 and then served as Senior Lending Officer and Chairman of the Loan Committee until her retirement in January 2005. She was elected as a director of the Company and Bank in 2002. Prior to 1996 Ms. Arehart served as Senior Vice President and a member of the Executive Committee of Twin City Bank (now U.S. Bank, formerly Firstar Bank of Arkansas, formerly Mercantile Bank of Arkansas), where she worked from 1979 to 1996. The Company believes that Ms. Arehart’s extensive experience in banking and management, including her knowledge of loan underwriting, the mortgage business and her service as an executive for another bank, qualifies her to serve on the Board.

Richard Cisne, age 60, Director since 2004. Since 1987 Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his background in public accounting and his understanding of corporate finance qualify him to sit on the Board.

Robert East, age 63, Director since 1997. Mr. East is Chairman and President of Robert East Company, Inc., an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Managing Partner in Advanced Cabling Systems LLC, which is a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Linda Gleason, age 56, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 24 years of service as a director of the Company qualify her to sit on the Board.

Walter Kimbrough, age 43, Director Nominee for 2011. Dr. Kimbrough has served as the President of Philander Smith College in Little Rock, Arkansas since 2004. Prior to 2004 he served in administrative capacities at Albany State University, Old Dominion University, Georgia State University and Emory University. Dr. Kimbrough holds a B.S. from the University of Georgia and completed his doctoral work at Georgia State University. The Company believes Dr. Kimbrough’s qualifications to serve on the Board include a strong background in academia, active membership in several higher education organizations and as a member of the board of directors for the Little Rock Chamber of Commerce, all of which allows him to provide the Board with a unique perspective and insight regarding the needs of the local community.

Henry Mariani, age 72, Director since 1997. Mr. Mariani is Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with catalogs featuring executive gifts, Irish gifts, and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to sit on the Board include his executive experience in sales and marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Robert Proost, age 73, Director Nominee for 2011. Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc. He served as a director and on its executive committee. Prior to this time Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm from 1965 through 1988. From 1988 through February 2011 Mr. Proost also served on the board of directors of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas until it was acquired by a third party in February 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School. The Company believes Mr. Proost’s qualifications to sit on the board include his extensive knowledge and experience in corporate securities and banking law as well as his varied and extensive background in business and finance.

R. L. Qualls, age 77, Director since 1997. Dr. Qualls is retired President and Chief Executive Officer of Baldor Electric Company, marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. Dr. Qualls served on the board of directors of Baldor until it was acquired by a third party in February 2011. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Effective February 1, 2011 Dr. Qualls was appointed co-chairman of Taylor Companies, an international merger and acquisition Company headquartered in Washington, D.C. Dr. Qualls holds B.S. and M.S. degrees in Economics from Mississippi State University and completed his doctoral work at Louisiana State University. The Company believes that Dr. Qualls’ executive experience in leading a large manufacturer with complex operational and financial requirements as well his prior service on another publicly traded company’s board, offers the Company unique experience and insights which qualify him to serve on the Board.

Kennith Smith, age 79, Director since 1997. Mr. Smith is retired and previously served as owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that, he was co-owner of Mulberry Lumber Company. Mr. Smith has also served as a director of the Bank since 1977. The Company believes that Mr. Smith’s experience in agriculture, his experience as a businessman, and his 34 years of dedicated service to the Company and Bank provide him with strong business skills and insights on the Company which qualify him to sit on the Board.

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company and the Bank.

Except for Mr. Proost and Dr. Kimbrough each of the nominees for the Board was elected by Shareholders at last year’s annual meeting. It is the Company’s policy that all directors attend the annual meeting of Shareholders. All Board members who were nominated for election at the Company’s 2010 meeting of Shareholders were in attendance at such meeting.

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the presiding independent director, Dr. R. L. Qualls, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Dr. Qualls serves as presiding independent director and as chairman of the Nominating and Governance Committee. He has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Meeting Attendance

During 2010 the Board met on 10 occasions. In 2010 each director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee recommends to the Board nominees for director. The Nominating and Governance Committee will consider any and all Shareholder suggestions for names of nominees to the Board for the 2012 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 20, 2011. A Shareholder wishing to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with whatever supporting material the Shareholder considers appropriate. The Nominating and Governance Committee will strive to evaluate all nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the nominee is recommended by a Shareholder, the committee or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by Shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management.

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including diversity in background, skills, experience, expertise, viewpoints, gender, race and culture, is an important component of a robust board of directors. As a primary consideration the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or other persons. The Nominating and Governance Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates.

Prior to completing its recommendation to the Board of nominees to be considered for election, the Nominating and Governance Committee will require that each nominee complete a director’s and executive officer’s questionnaire and deliver a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee reserves the right to seek such additional information on the nominee as the committee deems appropriate in connection with its evaluation. Once the Nominating and Governance Committee has obtained all requested information, it will then evaluate the prospective nominee to determine whether such person possesses the following important attributes and qualifications as established by the committee:

•	The highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of Shareholders.

•	An inquisitive and objective perspective, practical wisdom, mature judgment and the ability to exercise informed judgment in the performance of his or her duties.

•	Commitment of sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts.

The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

The Board has determined that the following nominees, who comprise a majority of the proposed nominees to the Board, qualify as “independent” under The NASDAQ Stock Market Inc. (“NASDAQ”) listing standards: Jean Arehart, Richard Cisne, Robert East, Walter Kimbrough, Henry Mariani, Robert Proost, R.L. Qualls and Kennith Smith.

Governance Initiatives

The Board has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC”) interpreting and implementing the Sarbanes-Oxley Act, as well as NASDAQ listing standards. Specifically the Board has (1) established an independent Nominating and Governance Committee, (2) adopted a Nominating and Governance Committee Charter (revised March 21, 2006), (3) adopted a set of Corporate Governance Principles (revised February 16, 2010), (4) adopted a Code of Ethics (revised April 20, 2010), (5) established an independent Audit Committee, (6) adopted an Audit Committee Charter (revised February 16, 2010), (7) adopted specific procedures requiring pre-approval by the Audit Committee of audit, audit-related and non-audit services to be provided by the Company’s independent auditors, (8) established an independent Personnel and Compensation Committee and (9) adopted a Personnel and Compensation Committee Charter outlining the duties of the Personnel and Compensation Committee (revised February 16, 2010). Copies of the currently effective Audit Committee Charter, Personnel and Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Ethics and Corporate Governance Principles are available on the Company’s website at www.bankozarks.com.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Committees

The following is a brief description of the functions of the Company’s principal committees. A complete description of the duties and responsibilities of each committee can be found in its written charter, set forth on our website.

Nominating and Governance Committee. The Nominating and Governance Committee met two times in 2010. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of Shareholders, (2) review and recommend to the Board the Corporate Governance Principles applicable to the Company, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, (5) determine the independent status of directors under the director independence rules of NASDAQ, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. During 2010 the Nominating and Governance Committee was comprised of the following four directors: R.L. Qualls as Chairman, Bob East, Henry Mariani and Kennith Smith. This Committee has determined that Messrs. Qualls, East, Mariani and Smith were “independent” under NASDAQ listing standards in 2010, and continue to be independent, and these determinations have been subsequently ratified by the Board. Assuming their re-election to the Board, Messrs. Qualls, East, Mariani and Smith are expected to serve on the Nominating and Governance Committee in 2011.

Audit Committee. The Audit Committee met four times in 2010. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Henry Mariani, as Chairman, Richard Cisne and R. L. Qualls served on the Audit Committee during 2010. The Nominating and Governance Committee has determined that in 2010 each of these individuals qualified as an “independent” director under the Sarbanes-Oxley Act, related SEC rules, and NASDAQ listing standards related to audit committees, and met all other applicable standards for service on the Audit Committee. In addition, the Nominating and Governance Committee has determined that in 2010 Henry Mariani, the Chairman of the Audit Committee, and

Richard Cisne each qualified as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Nominating and Governance Committee has further determined that such individuals continue to qualify as “independent” and meet all other applicable standards for service on the Audit Committee, and that Messrs. Mariani and Cisne each continue to qualify as an “audit committee financial expert”. All such determinations by the Nominating and Governance Committee have been ratified by the Board. See the Report of the Audit Committee on page 24 of this proxy statement. Assuming their re-election to the Board, Messrs. Mariani, Cisne and Qualls are expected to serve on the Audit Committee in 2011. Assuming his election to the Board, Mr. Proost is also expected to serve on the Audit Committee.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) met four times in 2010. The Compensation Committee reviews, evaluates and approves compensation plans, policies and programs of the Company, reviews and approves compensation for the Company’s directors, considers, approves and reviews all salaries, incentive plans and bonuses for officers and employees, reviews additions and separations of personnel, oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans, and oversees staff training and educational programs. The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis, beginning on page 12 of this proxy statement. Kennith Smith, as Chairman, Henry Mariani, and R. L. Qualls served as the Compensation Committee during 2010. Steven Arnold, a director who resigned October 5, 2010 served on this Committee prior to his resignation. The Nominating and Governance Committee has determined that Messrs. Arnold, Mariani, Qualls and Smith were “independent” under NASDAQ listing standards in 2010, and Messrs. Mariani, Qualls and Smith continue to be independent, and these determinations have been subsequently ratified by the Board. Assuming their re-election to the Board, Messrs. Mariani, Qualls and Smith are expected to serve on the Compensation Committee in 2011.

Trust Committee. The Trust Committee met four times in 2010. The operation of the Trust and Wealth Management Division and the administration of its trust accounts are overseen by the Trust Committee. In 2010, Mark Ross as Chairman, Jean Arehart, Robert East, Linda Gleason and James Matthews served on the Trust Committee. Assuming their re-election to the Board, Messrs. Ross and East, Mses. Arehart and Gleason are expected to continue to serve on the Trust Committee in 2011. Mr. Matthews will continue to serve on the Trust Committee until the conclusion of his term of service effective April 19, 2011. Assuming his election to the Board, Dr. Kimbrough is also expected to serve on the Trust Committee.

Loan Committee. The Loan Committee met 49 times in 2010. This committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $3 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. In 2010 the Loan Committee was comprised of Scott Hastings, President of the Leasing Division, Darrel Russell, President of the Central Division and Co-Chairman of the Loan Committee plus any five or more members of the Board. During 2010 Jean Arehart, George Gleason, James Matthews, R. L. Qualls and Kennith Smith served as the five standing board members on the Loan Committee when available, and other Board members were selected to serve by the Chief Executive Officer (“CEO”) in the absence of one or more of such Board members. For 2011 it is expected that the Loan Committee will continue to be comprised of the two Company officers named above and any five or more Board members. Messrs. Gleason and Russell serve as co-chairmen of this committee.

ALCO and Investments Committee. The ALCO and Investments Committee met five times in 2010. Management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio is overseen by the ALCO and Investments Committee. Paul Moore, as Chairman, Kristen Bextermueller, Susan Blair, George Gleason, Scott Hastings, Greg McKinney, Mark Ross and Tyler Vance, officers of the Company, served on the ALCO and Investments Committee in 2010. Mr. Moore resigned from the Committee effective December 31, 2010. Messrs. McKinney as Chairman, Gleason, Hastings, Ross and Vance and Mses. Blair and Bextermueller are expected to continue to serve on the ALCO and Investments Committee in 2011.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. Appropriate committees of the Board receive these reports from senior management within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the Board and its committees to coordinate the risk oversight role.

Process for Communicating with Board Members

The Board has established a process for Shareholders to communicate with R.L. Qualls, the presiding independent director of the Company’s regular meetings of independent directors. All communications should be to Bank of the Ozarks, Inc., Attn: R.L. Qualls, Presiding Independent Director, P.O. Box 8811, Little Rock, AR 72231-8811. Communications regarding nominations of candidates to the Board or proposals to be included in the proxy solicitation are subject to additional requirements that are discussed separately in this proxy solicitation. See “Election of Directors – Nominees for Election as Director” and “Shareholder Proposals.”

BOARD PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board selected and appointed the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2011, and seeks ratification of the appointment by the Shareholders. This will be the sixth year Crowe Horwath LLP has served as the Company’s independent auditors.

If the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2011 is not ratified, the matter will be referred to the Audit Committee for further review.

The Board unanimously recommends a vote FOR the ratification of the Audit Committee’s selection and appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2011. Proxies solicited by the Board will be so voted unless Shareholders specify in their proxies a contrary choice. The affirmative vote of a majority of the votes cast and entitled to vote on this matter is required for the ratification of independent auditors.

BOARD PROPOSAL NO. 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), signed into law during 2010, requires that companies, including the Company, must provide a Shareholder vote, on a non-binding advisory basis, to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). This disclosure must include the Compensation Discussion and Analysis, the compensation tables and a other related material concerning executive compensation included in this proxy statement. The Company is providing Shareholders the vote on an advisory basis to endorse or not endorse the compensation provided by the Company to its named executive officers through the following resolution:

“Resolved, that the Shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulatory S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2011 Annual Meeting.”

Dodd-Frank expressly provides that because this Shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board, nor shall such vote be construed to restrict or limit the ability of Shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends that Shareholders vote “FOR” approval of the resolution.

BOARD PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, Dodd-Frank provides that the Company is to provide shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years or abstain.

The Board believes that a frequency of “every one year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board unanimously recommends that you vote for the option of “every one year” for future advisory votes on executive compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by Shareholders and plans or arrangements not submitted to Shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Bank of the Ozarks, Inc. Stock Option Plan (1)	463,800	$31.46	504,200
• Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (2)	63,000	$28.02	—
• Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (3)	—	—	146,100
Equity compensation plans not approved by security holders	—	—	—

Total	526,800		650,300

(1)	The Company has an Employee Stock Option Plan which has issued, outstanding and unexercised options to purchase 463,800 shares of Common Stock. This plan has 504,200 authorized shares remaining available for issue as of December 31, 2010.
(2)	The Company has a Non-employee Director Stock Option Plan which has issued and unexercised options outstanding to purchase 63,000 shares of Common Stock, of these 4,000 shares were exercised in early 2011. This plan has no specific limitation on the number of remaining authorized shares available for issue, but permits each director who is not otherwise an employee of the Company or any subsidiary, to receive options to purchase 1,000 shares of Common Stock following their election as a director of the Company at each annual meeting of Shareholders and up to 1,000 shares upon their election or appointment for the first time as a director of the Company.
(3)	The Company has a Restricted Stock Plan approved by Shareholders on April 21, 2009 that has 146,100 shares of common stock remaining that can be issued as restricted stock or denominated as restricted stock units as of December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Common Stock

The only Shareholders known by the Company to own, directly or indirectly, as of February 18, 2011 more than five percent of Common Stock, are reflected in the following table. The table is based on information supplied by principal Shareholders and a review of information on file with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares
George Gleason P.O. Box 8811 Little Rock, Arkansas 72231-8811	Common Stock	2,625,151	(1)	15.3%

Prudential Financial, Inc. (2) 751 Broad Street Newark, N.J. 07102-5777	Common Stock	1,585,632		9.3%

Jennison Associates LLC 466 Lexington Avenue New York, N.Y. 10017	Common Stock	1,547,409		__ (3)

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	Common Stock	1,065,057		6.2%

The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	998,222		5.9%

(1)	For information regarding the direct or indirect nature of beneficial ownership, see the footnotes to the table regarding Security Ownership of Management.
(2)	In a Schedule 13G/A filed January 31, 2011, Prudential Financial, Inc. (“Prudential”) reported beneficial ownership of 1,585,632 shares, and included the following disclosure in regard to its ownership of Common Stock: “Prudential Financial, Inc. may be deemed the beneficial owner of securities beneficially owned by the Item 7 listed entities and may have direct or indirect voting and/or investment discretion over 1,585,632 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential Financial, Inc. is reporting the combined holdings of these entities for the purpose of administrative convenience.” In such Schedule 13G/A, Prudential lists Jennison Associates LLC (“Jennison”) as one of the entities included in its Item 7 disclosure as to which Prudential states that it is the direct or indirect parent holding company.
(3)	In a Schedule 13G filed February 10, 2011, Jennison reported beneficial ownership of 1,547,409 shares and included the following disclosure in regard to its ownership of Common Stock: “Jennison Associates LLC (‘Jennison’) furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (‘Managed Portfolios’). As a result of its role as investment adviser [sic] of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Issuer’s Common Stock held by such Managed Portfolios. Prudential Financial, Inc. (‘Prudential’) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Issuer’s Common Stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Issuer’s Common Stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential.”
(4)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 2, 2011 by BlackRock, Inc. based on share ownership as of December 31, 2010. This stock ownership information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock, Inc.’s Schedule 13G/A.
(5)	Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2011 by the Vanguard Group, Inc. based on share ownership as of December 31, 2010. This stock ownership information has been included solely in reliance upon, and without independent investigation of, the disclosures in Vanguard Group, Inc.’s Schedule 13G.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of February 18, 2011, unless otherwise noted, with respect to beneficial ownership of the Company’s common stock by each director, director nominee and executive officer of the Company named in the table captioned “Executive Compensation and Other Information,” and all directors and executive officers of the Company as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Class
George and Linda Gleason	2,625,151	(2)	15.3%
Mark Ross	293,574	(3)	1.7
Jean Arehart	13,618		*
Richard Cisne	13,150		*
Robert East	45,400		*
Rex Kyle	2,536		*
Henry Mariani	52,500		*
James Matthews	9,040		*
Greg McKinney	9,586		*
Paul Moore	37,914		*
Robert Proost	1,000		*
R. L. Qualls	19,100		*
Kennith Smith	43,065	(4)	*
All Directors and Executive Officers as a group (20 persons)	3,222,942		18.7

*	Less than one percent.
(1)	Includes beneficial ownership of common stock shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan as of December 31, 2010 adjusted for sales subsequent to that date, shares underlying presently exercisable options granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after December 31, 2010) are held by the directors and executive officers as a group in the amount of 168,100, and held by the named individuals in the amounts as follows: George Gleason (68,000); Linda Gleason (7,000); Jean Arehart (6,000); Richard Cisne (7,000); Robert East (13,000); Henry Mariani (6,000); James Matthews (5,000); Greg McKinney (5,900); R. L. Qualls (9,000); Kennith Smith (6,000); and other executive officers (13,900).
(2)	The amount includes (a) 1,403,061 including 68,000 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 642,800 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 447,765 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 12,886 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 46,408 shares, including 7,000 shares subject to exercisable options, owned directly by Mrs. Gleason, (f) 1,200 shares owned by Mr. Gleason as custodian for one of his children, (g) 26,000 shares issued under the Company’s 2009 Restricted Stock Plan, and (h) 45,031 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.
(3)	Includes (a) 57,400 shares, owned directly by Mr. Ross, (b) 31,974 shares held in Mr. Ross’ account under the 401(k) Plan, (c) 145,200 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only, (d) 4,100 shares issued under the Company’s 2009 Restricted Stock Plan, and (e) 54,900 shares owned by Mr. Ross’ spouse.
(4)	Includes 1,048 shares held by Mr. Smith’s spouse.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the philosophies and principles of the Company regarding its compensation program for executive officers, including its Chief Executive Officer, Chief Financial Officer and three other executive officers who were the most highly compensated in fiscal year 2010 (which are referred to as “named executive officers”). The following individuals were named executive officers for 2010:

•	George Gleason, Chairman and Chief Executive Officer

•	Paul Moore, Chief Financial Officer and Chief Accounting Officer

•	Mark Ross, Vice Chairman, President and Chief Operating Officer

•	Greg McKinney, Executive Vice President and Controller

•	Rex Kyle, President – Trust and Wealth Management Division

Objectives of Compensation Program

The Company’s goals and objectives with respect to its compensation program are to make decisions consistent with the long-term growth and performance objectives of the Company. The Company’s compensation program is designed to reward contributions toward the Company’s attainment of long-term growth and the achievement of the Company’s performance objectives. In 2010 the Company’s compensation program for the named executive officers and other executives was based upon the following principles and policies:

•

The Company is committed to providing a competitive pay program that is fair, non-discriminatory and forward-looking, and helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company’s compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

•

Non-equity incentive plan compensation is paid to certain personnel based on a mathematical formula of profit center or division profitability with consideration given to insuring that the amount and structure of such incentive compensation does not encourage employees to take unnecessary or excessive risks that could threaten the financial condition of the Company.

•

The year of 2010 was a very profitable year for the Company and the Compensation Committee felt it appropriate to reward almost all employees with a bonus. These bonuses were based on a percent of the employee’s salary.

•

The Company was actively involved with FDIC-assisted acquisitions in 2010 with four successful bids. These four acquisitions resulted in significant additional work and travel for personnel involved in the acquisitions, integrations and systems conversions of the acquired institutions. In addition, there was further extensive work and travel related to due diligence and evaluation on prospective banks for which the Company’s bids were successful as well as bids that were unsuccessful. The Compensation Committee felt employees engaged in this activity were deserving of additional compensation in the form of bonuses. These bonus amounts were subjectively determined.

The Company has a policy of constantly evaluating the performance of officers and other personnel through communication between supervisors and their employees. Supervisors are expected to routinely and regularly communicate with employees under their supervision concerning such matters as job expectations and satisfaction or dissatisfaction with job performance. Employees share in the responsibility of maintaining an on-going dialogue with their supervisors. Performance issues discussed are documented when appropriate. Supervisors recommend compensation for such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company’s other officers and personnel and makes recommendations on their compensation levels to the Compensation Committee.

Setting Executive Compensation

Role of Executive Officers in Compensation Decisions. Mr. Gleason, the Chairman and Chief Executive Officer; Mr. Ross, the Vice Chairman, President and Chief Operating Officer and the Senior Vice President of Human Resources meet annually with appropriate senior managers and officers to review the performance of each employee of the Company. The conclusions reached and recommendations based on these reviews, including salary adjustments and award amounts, if any, are presented to the Compensation Committee. Recommendations related to the Chief Operating Officer’s compensation are made by the Chief Executive Officer and presented to the Compensation Committee for approval. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation, any bonus compensation and equity-based plans. The Compensation Committee’s review and approval of compensation includes the total compensation, if any, potentially payable to the Chief Executive Officer and other senior executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control.

The Compensation Committee also reviewed with the Company’s Chief Operating Officer, designated by the Board to serve as the “senior risk officer” in connection with the review of incentive compensation arrangements, agreements and benefit plans of the Company made available to the senior executive officers and to other executive officers and key employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. The Compensation Committee concluded, after such review with the designated senior risk officer, that the arrangements, agreements and benefits plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Decisions regarding the compensation of the Chief Executive Officer are made by the Compensation Committee. In performing this function, the Compensation Committee reviews various measures of corporate performance including long-term growth in deposits, loans and assets, return on average assets, return on average common shareholders’ equity, net interest margin, efficiency ratio, net charge-offs ratio, other measures of growth, earnings, asset quality and risk and other factors deemed appropriate, as well as other subjective and qualitative measures. Among other factors this includes an informal survey of the compensation components and packages for chief executive officers’ of other regional and national financial institutions, which survey is prepared under the supervision of the Company’s Chief Financial Officer and Chief Accounting Officer.

Despite the Company’s favorable results for 2010, the Board and the Compensation Committee will continue to monitor and evaluate the potential effect of the current economic downturn on the Company’s ability to achieve consistent long-term growth. Accordingly, the Compensation Committee could, at any time, recommend that the Board modify the Company’s compensation program, including the mix of components of such program, if it believes that doing so is appropriate to maintain a close alignment between the interests of management, employees and Shareholders.

Executive Compensation Components for 2010

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives described above. For the year ended December 31, 2010, the principal components of compensation for the named executive officers were:

•	base salary;

•	cash non-equity incentive plan compensation;

•	cash bonus generally company wide computed as a percent of the individual employee’s base salary,

•	cash discretionary bonus to recognize extraordinary effort and performance with respect to due diligence, deployment and conversions associated with work related to FDIC-assisted bank acquisitions,

•	long-term equity incentive compensation in the form of stock options;

•	long-term equity incentive compensation in the form of restricted stock;

•	retirement and welfare benefits; and

•	other benefits and perquisites.

The Committee believes the components of its Company-wide compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

Compensation Mix. In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance based compensation and between short-term and long-term compensation. The chart below illustrates the mix, as a percentage, of total compensation for Mr. Gleason, individually, and Messrs. Moore, Ross, McKinney and Kyle, as a group, based on compensation paid in fiscal year 2010.

Compensation Element	2010 Total Compensation Mix for Mr. Gleason	2010 Total Compensation Mix for Messrs. Moore, Ross, McKinney and Kyle
Base Salary	40.7%	72.2%
Bonuses	2.9	6.7
Long-Term Equity Incentive Compensation	35.6	17.8
Retirement and Welfare Benefits and Perquisites	20.8	3.3

In 2010 the Company’s compensation program consisted of the following:

Base Salary. Base salary levels for the named executive officers and other executive officers were subjectively determined with consideration given to the following factors: (1) individual performance contributions in accordance with the compensation philosophy of the Company, (2) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates and (3) the Company’s budgetary parameters established for the full year.

During 2010 base salaries paid to the nine executive officers as a group (including the Chief Executive Officer) designated as executive officers for the full years of 2009 and 2010 increased 5.5%. The base salaries paid to the five named executive officers in 2010 increased 7.2%, somewhat higher than the increases in base salaries for all nine executive officers as a group. The table below discloses base salary for each named executive officer in years 2009 and 2010 and the percentage increase in their 2010 base salary from their 2009 base salary.

	Base Compensation Paid
Named Executive Officer	2009	2010	Percentage Increase
George Gleason	$819,837	$893,404	9.4%
Paul Moore	248,077	258,654	4.3
Mark Ross	277,311	284,425	2.6
Greg McKinney	248,077	263,846	6.4
Rex Kyle	218,926	241,674	10.4

Discretionary bonuses. Company wide bonuses were paid in recognition of the excellent financial results in 2010. Net income in 2010 increased 73.8% compared to 2009. These bonuses were computed Company wide as a percentage of the employee’s base compensation. The total amount of bonus paid and the percentage were amounts recommended by senior management and were based on their judgment. The Compensation Committee approved these recommendations.

The Company also paid bonuses to a number of employees to recognize extraordinary effort and performance in work associated with FDIC assisted bank acquisitions. This work often involved extensive travel, long hours and weekends. Management recommended these bonuses and the Compensation Committee approved these recommendations.

Cash Incentive Compensation. Cash incentive compensation consists of incentive compensation based on a mathematical formula of profit center or division profitability. Only certain personnel are eligible to receive incentive compensation. None of the five named executive officers participates in a cash incentive plan.

Equity Incentive Plans. The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term Shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s Employee Stock Option Plan and the

Company’s 2010 Restricted Stock Plan have the effect of more closely aligning the interests of management with the interests of Shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plan for stock splits.

In order to set grant amounts for stock options and restricted stock, the Chief Executive Officer and the Chief Operating Officer prepare a recommendation, not based on any predetermined criteria or formula, to the Compensation Committee for the number of options and restricted shares to be issued to the named executive officers (including themselves), other officers and Company personnel. The Compensation Committee determines to grant stock options and restricted stock considering this recommendation and the subjective analysis of a number of factors, including the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance.

Based upon the foregoing factors, in October 2010, the Compensation Committee granted options to purchase a total of 100,900 shares of Common Stock to 189 officers and employees at an exercise price per share of $37.67. All options were issued under the Company’s Employee Stock Option Plan at an exercise price equal to the average of the highest reported asked price and the lowest reported bid price on the NASDAQ Global Select Market on the day of issuance. All employee stock options issued in 2010 vest at the end of three years and expire seven years after issuance.

In October 2010 the Compensation Committee granted 37,300 restricted shares of stock to 21 senior officers (including a total of 27,200 to the Company’s ten executive officers). These restricted shares vest at the end of three years assuming continuous employment by the officer for this period.

For the number of restricted shares granted to each named executive officer in 2010, refer to the table entitled “Grants of Plan-Based Awards in Fiscal Year 2010” on page 19 of this proxy statement.

The Compensation Committee will consider making the award of stock options and restricted shares to existing officers and personnel or to prospective officers and personnel in the future as circumstances warrant.

Retirement and Welfare Benefits. The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). During 2010 and prior years, the 401(k) Plan permitted most employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company matched contributions in 2010 up to one-half of the first 6% of compensation deferred by the participant under the 401(k) Plan, subject to certain limitations, with a maximum annual matching contribution of $8,250 per participant. These matching contributions are made in cash and may be adjusted from time to time by the Company. The 401(k) Plan was amended in 1999 to include Common Stock as one of its investment alternatives. Effective January 1, 2005 and going forward, certain “key employees” of the Company [(as defined by Code Section 416(i)(1))], were excluded from further salary deferrals under the 401(k) Plan in order for the 401(k) Plan to remain in compliance with the “top heavy” rules in Code Section 416. For the year 2010, nine of the ten executive officers, among others designated by the Board as “key employees,” continued to be excluded from salary deferrals to the 401(k) Plan.

During 2004, the Compensation Committee recommended for Board approval and adoption an unfunded deferred compensation plan for certain key employees who were excluded from further salary deferrals under the 401(k) Plan on or after January 1, 2005. In December 2004, the Board adopted an unfunded deferred compensation arrangement (the “Deferred Compensation Plan”) that became effective January 1, 2005. Under the Deferred Compensation Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation will be distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. The Company makes a contribution to each participant’s account, limited by the Board up to one-half of the first 6% of compensation deferred by the participant under the Deferred Compensation Plan, subject to certain limitations. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. In 2010 total matching contributions on behalf of nine of the ten executive officers participating was $56,961, which represented an average of 1.59% of the eligible executive officers’ 2010 W-2 compensation excluding any amounts realized on exercise of stock options.

Refer to the Nonqualified Deferred Compensation Table beginning on page 21 for information about contributions, earnings, withdrawals and distributions relating to the Company’s deferred compensation plan as it pertains to the named executive officers in fiscal year 2010.

Other Benefits and Perquisites. The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table on page 18 and the notes thereto.

Chairman and Chief Executive Officer Compensation

The Compensation Committee has reviewed Mr. Gleason’s compensation package in the context of Mr. Gleason’s historical compensation levels, his contribution to the Company, including individual merit and performance, his significant responsibilities, including assigned duties, and relative compensation of comparable positions within the industry. Based upon this review the Compensation Committee believes the level of Mr. Gleason’s compensation for 2010 was appropriate.

In addition to his base salary and bonus, during 2010 Mr. Gleason received other compensation which consisted of an (i) automobile allowance of $8,400, (ii) matching contributions of $8,250 under the Company’s Deferred Compensation Plan which were determined on a basis consistent with all other participating employees, (iii) 16,000 shares of restricted stock vesting at the end of three years, (iv) options to purchase 16,000 shares of the Company’s stock at an exercise price of $37.67 per share vesting at the end of three years, (v) accruals of $89,136 by the Company to recognize benefits to Mr. Gleason under a Supplemental Executive Retirement Plan (the “SERP”) discussed in more detail below, (vi) payments of $342,093 to Mr. Gleason under an Executive Life Insurance Agreement discussed in more detail below (vii) certain non-cash taxable benefits of $6,609 to Mr. Gleason related to the increase in cash surrender value of three life insurance polices of Bank owned life insurance discussed in more detail below and (viii) payment of $1,508 of payroll taxes related to certain of these benefits.

In 2010, the Compensation Committee approved and adopted certain benefit agreements and plans for Mr. Gleason. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company, provide incentives for Mr. Gleason to continue his employment with the leadership of the Company over the next 14 years; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect shareholders from adverse market price fluctuations in the Company’s common stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of such estate to liquidate Company common stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time.

The agreements and plans include the following:

(1)	A Supplemental Executive Retirement Plan (the “SERP”) for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,196.67 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the normal retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a normal retirement age at age 70, will be fully accrued by the Company over the next 14 years at which time Mr. Gleason will attain that age. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

(2)	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for income taxes incurred by him with respect to such annual payments;

(3)	The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason (i) to pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) to pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) to provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate substantial tax-exempt BOLI income to the Company on Mr. Gleason’s death; and a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, plus an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Section 162(m)

Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance based pay. In 2010, the Company did not limit its compensation to certain covered executives to the $1.0 million deduction limit, although the Company was not able to claim a deduction for such excess payments. The Company believes that amounts paid in excess of $1.0 million, including amounts attributable to performance based pay, and the cost of the lost tax deduction, were justifiable in order for the Company to remain competitive with peer financial institutions. However, the Company continues to remain generally subject to the other provisions of Section 162(m) of the Code.

Post-Employment Compensation

Except as described above and in the following paragraph, the Company’s employment arrangements with Mr. Gleason provide for no termination or post-employment compensation to be paid nor for compensation to be paid to Mr. Gleason in the event of a change in control of the Company.

Under both the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan, all outstanding and unexercised options or restricted stock, whether or not previously vested, including the equity awards in favor of Mr. Gleason and the other named executive officers reflected in the table captioned “Outstanding Equity Awards at 2010 Fiscal Year End” on page 20 of this proxy statement, will be accelerated and become fully vested and exercisable upon the happening of a “change in control” under the Employee Stock Option Plan or the 2009 Restricted Stock Plan. A “change in control,” as defined in the Employee Stock Option Plan, includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the voting securities of the resulting or successor company; (ii) the election to the board of directors within any 24 month period of persons who did not represent a majority of the directors at the beginning of the 24 month period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person as of the effective date of the Employee Stock Option Plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control. The 2009 Restricted Stock Plan contains identical triggering provisions as the Employee Stock Option Plan except that the 2009 Restricted Stock

Plan expands the trigger in subsection (iii) of the Employee Stock Option Plan to include the acquisition by any person, entity or group acting in concert, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controls 10% or more of the voting securities of the Company as of the effective date of the 2009 Restricted Stock Plan).

Except as described above the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Summary Compensation Table

The following table sets forth the total compensation awarded, earned by or paid during the year ended December 31, 2010 to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compensation		Total
George Gleason, Chairman and Chief Executive Officer	2010 2009 2008	$893,404 819,837 665,327	$63,603 — 10,000	$602,720 244,400 —	$180,800 — 114,300	$	— — —	$	— — —	$455,996 63,170 70,059	(4)	$2,196,523 1,127,407 859,686
Paul Moore, Chief Financial Officer and Chief Accounting Officer (5)	2010 2009 2008	258,654 248,077 217,526	10,459 — 10,000	— 19,552 —	— — 19,050		— — —		— — —	8,126 7,442 6,826	(6)	277,239 275,071 253,402
Mark Ross, Vice Chairman, President and Chief Operating Officer	2010 2009 2008	284,425 277,311 256,065	39,188 — 10,000	94,175 39,104 —	28,250 — 38,100		— — —		— — —	23,397 23,259 22,183	(7)	469,435 339,674 326,348
Greg McKinney, Executive Vice President, Controller (5)	2010 2009 2008	263,846 248,077 213,462	37,281 — 10,000	60,272 19,552 —	18,080 — 19,050		— — —		— — —	8,370 7,442 6,704	(8)	378,849 275,071 249,216
Rex Kyle, President, Trust and Wealth Management Division	2010 2009 2008	241,674 218,926 125,297	10,352 — —	45,204 19,552 —	13,560 — 14,765		— — 80,747		— — —	7,593 7,178 6,704	(9)	318,383 245,656 226,988

(1)	Restricted stock awards are valued in this table at the aggregate grant date fair market value as defined in the Company’s 2009 Restricted Stock Plan. Such fair market value is defined as the average of the highest reported asked price and the lowest reported bid price on the relevant date. Such average price for the restricted stock was $37.67 per share for the 2010 issuance.
(2)	Option awards are calculated utilizing the provisions of Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123R “Compensation – Stock Compensation.” See Note 15 of the consolidated financial statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.
(3)	The Company’s nonqualified deferred compensation plan provides no above market or preferential earnings on deferred compensation.
(4)	Includes an automobile allowance of $8,400, matching contributions of $8,250 to the Company’s nonqualified deferred compensation plan, accrual of 89,136 for a SERP, $342,093 payment under an Executive Life Insurance Agreement, $6,609 non-cash taxable benefit related to the increase in cash surrender value of Bank owned life insurance and $1,508 payment of payroll taxes related to some of these benefits. See pages 16 and 17 for a detailed discussion of these benefits.
(5)	Mr. Moore served as Chief Financial Officer and Chief Accounting Officer until his retirement December 31, 2010 and continues to serve in a temporary role as Executive Vice President. Mr. McKinney assumed the role of Chief Financial Officer and Chief Accounting Officer effective with Mr. Moore’s retirement.
(6)	Includes matching contributions of $8,010 to the Company’s nonqualified deferred compensation plan and payment of $116 of payroll taxes on this match.
(7)	Includes an automobile allowance of $8,400, matching contributions of $8,250 to the Company’s nonqualified deferred compensation plan, a country club membership of $6,627 and payment of $120 of payroll taxes related to the deferred compensation plan.
(8)	Includes matching contributions of $8,250 to the Company’s nonqualified deferred compensation plan and payment of $120 of payroll taxes on this match.
(9)	Includes matching contributions of $7,484 to the Company’s nonqualified deferred compensation plan and payment of $109 payroll taxes on this match.

Grants of Plan-Based Awards in Fiscal Year 2010

All grants of options to employees are made under the Bank of the Ozarks, Inc. Stock Option Plan and all grants of restricted stock to employees are made under the Bank of the Ozarks, Inc. Restricted Stock Plan. The following table sets forth information concerning restricted options and stock granted in the last fiscal year and their potential realizable value with respect to the named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /SH) (1)	Grant Date Closing Market Price	Grant Date Fair Value of Option Award (2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum	Threshold (#)	Target (#)	Maximum (#)
George Gleason	10/20/10	10/20/10	—	—	—	—	—	—	16,000	16,000	$37.67	$37.84	$180,800
Paul Moore	—	—	—	—	—	—	—	—	—	—	—	—	—
Mark Ross	10/20/10	10/20/10	—	—	—	—	—	—	2,500	2,500	37.67	37.84	28,250
Greg McKinney	10/20/10	10/20/10	—	—	—	—	—	—	1,600	1,600	37.67	37.84	18,080
Rex Kyle	10/20//10	10/20/10	—	—	—	—	—	—	1,200	1,200	37.67	37.84	13,560

(1)	The exercise price of option awards are determined pursuant to the Company’s Stock Option Plan as amended and last approved by Shareholders on April 17, 2007. The Stock Option Plan defines fair market value per share to be determined on the basis of the average of the highest reported asked price and the lowest reported bid price on the grant date. This resulted in a price slightly lower than the closing price on the grant date for 2010.
(2)	Grant date fair value of $11.30 per share calculated utilizing the provisions of “ASC 718-Compensation-Stock Compensation.” See Note 15 of the consolidated financial statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying Common Stock at such date in the future when the option is exercised.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth information as of December 31, 2010 on all outstanding equity awards previously awarded to the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That have not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George Gleason							16,000	$693,600	—	—
							10,000	433,500	—	—
	3,000			—	$28.63	9/28/11	—	—	—	—
	15,000			—	33.60	1/25/12	—	—	—	—
	20,000			—	35.42	11/7/12	—	—	—	—
	15,000			—	32.055	10/17/13	—	—	—	—
	15,000			—	31.04	10/16/14	—	—	—	—
		15,000	(1)	—	27.07	9/16/15	—	—	—	—
		16,000	(2)	—	37.67	10/19/17	—
Paul Moore							800	34,680	—	—
	2,000			—	28.63	9/28/11		—	—	—
	2,300			—	33.60	1/25/12	—	—	—	—
	2,300			—	35.42	11/7/12	—	—	—	—
	2,300			—	32.055	10/17/13	—	—	—	—
	2,300			—	31.04	10/16/14	—	—	—	—
		2,500	(1)	—	27.07	9/16/15	—		—	—
Mark Ross							1,600	69,360	—	—
				—			2,500	108,375	—	—
	2,500			—	28.63	9/28/11	—	—	—	—
	2,300			—	33.60	1/25/12	—	—	—	—
	3,500			—	35.42	11/7/12	—	—	—	—
	5,000			—	32.055	10/17/13	—	—	—	—
	5,000			—	31.04	10/16/14	—	—	—	—
		5,000	(1)	—	27.07	9/16/15			—	—
		2,500	(2)		37.67	10/19/17
Greg McKinney							800	34,680	—	—
				—			1,600	69,360	—	—
	500			—	28.63	9/28/11	—	—	—	—
	800			—	35.42	11/7/12	—	—	—	—
	2,300			—	32.055	10/17/13	—	—	—	—
	2,300			—	31.04	10/16/14	—	—	—	—
		2,300	(1)		27.07	9/16/15
		1,600	(2)		37.67	10/19/17
Rex Kyle							800	34,680	—	—
							1,200	39,360	—	—
		1,700	(1)	—	27.07	9/16/15	—	—	—	—
		1,200	(2)	—	37.67	10/19/17	—	—	—	—

(1)	Granted September 16, 2008, and assuming continued employment, exercisable on September 16, 2011.
(2)	Granted October 19, 2010 and assuming continued employment, exercisable October 19, 2013.
(3)	Market value of restricted stock is based on the December 31, 2010 closing price of $43.35 for the Company’s common stock.

Option Exercises and Stock Vested in 2010 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards vested for the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
George Gleason	3,400	$129,815	—	—
Paul Moore	—	—	—	—
Mark Ross	3,400	126,619	—	—
Greg McKinney	400	12,308	—	—
Rex Kyle	5,800	226,547	—	—

Pension Benefits

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,196.67 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company over the next 13 years at which time Mr. Gleason will attain that age. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70.

The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.00% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	32 years	89,136	—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See pages 16 and 17 of this proxy statement for additional information about the SERP.

Nonqualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	$79,514	$8,250	$34,311	—	$358,340
Paul Moore	121,108	8,010	13,807	—	459,996
Mark Ross	67,144	8,250	33,638	—	373,536
Greg McKinney	45,591	8,250	23,353	—	197,065
Rex Kyle	33,580	7,484	15	—	167,768

(1)	Amount of contribution is included as other compensation in the Summary Compensation Table.
(2)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Gleason – $222,075; Mr. Moore – $283,306; Mr. Ross – $246,765; Mr. McKinney – $116,423 and Mr. Kyle – $121,981. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Certain key employees who are no longer eligible to participate in the 401(k) Plan are allowed to participate in the unfunded Deferred Compensation Plan. See pages 15 and 16 of this proxy statement for a description of this plan.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and such discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

The Company has intentionally structured its compensation plans so that it does not rely on the use of short-term incentive compensation as a primary driver of senior executive officer (“SEO” or “named executive officer”) compensation. The Company believes that its SEO compensation plans have features which discourage the taking of unnecessary and excessive risks including paying the majority of compensation to SEOs (other than Mr. Gleason) in the form of salary. In addition, during 2010, the Company granted stock options and restricted stock awards having long vesting periods, which we believe fosters an emphasis on long-term value creation.

Similar to our SEOs’ compensation, the majority of the Company’s employees are paid primarily on the basis of a salary. Where Company employees participate in compensation plans which offer variable compensation opportunities, individual awards are based on business unit results, or individual performance metrics, neither of which has been predetermined. A detailed review of performance, including any activities that might present a risk to the Company, is conducted before such compensation is awarded.

We note that the Company also maintains a system of internal controls which are designed, among other things, to assist in detecting and preventing manipulation of the financial statements. One of the components of the Company’s internal control system is our Committee’s review, evaluation and approval of the Company’s compensation plans, policies and programs, our review and approval of compensation for the Company’s directors, and our review and approval of all salaries, bonuses, other compensation and incentive plans for officers and employees.

In addition, as part of the Company’s evaluation of risk, at the request of the Compensation Committee, the Company’s senior risk officer presented an evaluation of the Company’s employee compensation plans together with his determination that none of the Company’s compensation plans encourage the taking of unnecessary and excessive risks. The Company’s senior risk officer also determined that none of the Company’s compensation plans encourage the manipulation of reported earnings to enhance the compensation of employees. In addition to receiving the senior risk officer’s evaluation and conclusions regarding the Company’s compensation arrangements, the Compensation Committee also reviewed the Company’s incentive and other compensation arrangements and reached similar conclusions.

The Compensation Committee expects to continue to monitor and periodically evaluate the Company’s compensation arrangements, agreements and benefit plans, as part of the Company’s oversight of risk management for the organization.

Compensation Committee
Kennith Smith, Chairman
Henry Mariani
R. L. Qualls

DIRECTOR COMPENSATION

In 2010 non-employee directors were paid fees of $2,000 per meeting for attendance at regular board meetings and $500 for attendance at a special board meeting. A fee of $350 per meeting was paid for all regular or special committee meetings attended. Employee directors are not paid any fees for their service on the Board or committees.

In January 2011 the Compensation Committee approved changes effective January 1, 2011 for fees paid to non-employee directors for board meetings and committee meetings. Fees for 2011 will be $2,500 per meeting for attendance at regular board meetings and $1,000 per meeting for attendance at a special board meeting. A fee of $500 per meeting will be paid for each regular or special committee meetings attended. No retainer will be paid.

Additionally, the Company has a Non-Employee Director Stock Option Plan. Under this plan each non-employee director receives an initial grant of an option to purchase up to 1,000 shares of Common Stock upon his or her initial election as a director, and an option to purchase 1,000 shares of Common Stock following his or her re-election as a director at each annual meeting of Shareholders. Effective April 21, 2010 the Company granted options to each of its non-employee directors to purchase 1,000 shares of Common Stock at an exercise price of $38.11 per share. All options granted to non-employee directors became exercisable in full upon grant and expire 10 years after issue.

The following table sets forth compensation information for 2010 with respect to non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jean Arehart	$35,200	—	$12,330	—	—	$1,500	(2)	$49,030
Steven Arnold (3)	17,900	—	12,330	—	—	—		30,230
Richard Cisne	22,250	—	12,330	—	—	—		34,580
Bob East	19,800	—	12,330	—	—	—		32,130
Linda Gleason	18,050	—	12,330	—	—	—		30,380
Henry Mariani	26,450	—	12,330	—	—	—		38,780
James Matthews	34,850	—	12,330	—	—	—		47,180
R. L. Qualls	39,050	—	12,330	—	—	—		51,380
Kennith Smith	38,350	—	12,330	—	—	—		50,680

(1)	Amounts calculated utilizing the aggregate grant date fair value of $12.33 per share for the option award made during the year. See Note 15 of the consolidated financial statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards. At December 31, 2010 each non-employee director has options outstanding to purchase the following number of shares of Common Stock: Jean Arehart – 6,000; Richard Cisne – 7,000; Robert East – 13,000; Linda Gleason – 7,000; Henry Mariani – 9,000 of which 3,000 were exercised in February, 2011; James Matthews – 5,000; R. L. Qualls – 9,000; and Kennith Smith – 7,000, of which 1,000 were exercised in January 2011.
(2)	All other compensation of $1,500 for Ms. Arehart is for contractual work inspecting real estate loan collateral for the Bank.
(3)	Steven Arnold resigned as a director on October 5, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010 the Compensation Committee consisted of Messrs. Smith, as Chairman, Arnold until his resignation on October 5, 2010, Mariani and Qualls. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on February 16, 2010 to clarify certain language appearing in the Charter. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, this committee, among other things, reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the engagement, compensation and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by SFAS No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee
of the Board of Directors
Henry Mariani, Chairman
Richard Cisne
R. L. Qualls

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the following responsibilities, among others:

(i) the review and approval of any transaction between the Company and any officer, director or affiliate of the Company that would be required under rules and regulations of the SEC to be disclosed in the Company’s annual proxy statement (a “Related Party Transaction”). The Governance Committee’s review of each Related Party Transaction shall include an analysis of whether the terms of the transaction are fair to the Company;

(ii) the annual review of the terms and fairness of each Related Party Transaction; and

(iii) the periodic report of the Governance Committee’s findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that its Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

Director Robert East is the managing partner of Advanced Cabling Systems LLC, a limited liability company that has performed wiring and cabling installation for some of the Company’s facilities. The Company paid Advanced Cabling Systems LLC $68,481 in 2010, $119,048 in 2009 and $223,851 in 2008 for such installation contracts. The amount paid to Advanced Cabling Systems LLC were less than 5% of its gross revenues in each of 2010, 2009 and 2008. Advanced Cabling Systems LLC was awarded these contracts as a result of it being the low bidder in a competitive bid process. Incidental change orders and additions to such contracts after the award date were not subject to competitive bid.

The Company, through its ownership of the Bank, has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan transactions with such officers and directors, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of the Company not related to the lender, and have not included more than the normal risk of collectability associated with the Company’s other banking transactions or other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year its directors and executive officers have complied with all applicable filing requirements.

AUDIT FEES; AUDITORS TO BE PRESENT

Crowe Horwath LLP served as the Company’s independent auditors for the years ended December 31, 2010 and 2009. Representatives of Crowe Horwath LLP will be present at the Annual Meeting and representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees incurred for services provided by the Company’s independent auditors for these periods were:

	2010	2009
Audit Fees	$356,040	$310,555
Audit-Related Fees	12,130	—
Tax Service Fees	—	—
All Other Fees	—	—

	$368,170	$310,555

Audit fees totaling $356,040 and $310,555 for 2010 and 2009, respectively, relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q and the audit of the Company’s 401(k) Plan. These fees do not include reimbursements for travel or other out of pocket expenses. Audit related fees include consulting services rendered by Crowe Horwath LLP on acquisition made by the Company during 2010. Tax services are provided by another accounting firm.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of revenues paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit.

SHAREHOLDER PROPOSALS

Any Shareholder proposal to be presented at the 2012 Annual Meeting should be directed to the Corporate Secretary of the Company, and must be received by the Company on or before December 1, 2011 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. Any such proposal must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule).

Additionally, the Company’s bylaws contain an advance notice provision which provides that a matter may not be brought before the Company’s annual meeting by a Shareholder unless the proposal (the “Proposal”) is delivered in writing to the Corporate Secretary of the Company no later than 30 days prior to the Company’s fiscal year end. Accordingly, if any Shareholder of the Company desires to submit a Proposal for consideration to be brought before the Company’s 2012 Annual Meeting, the Shareholder must deliver written notice of the Proposal to the Corporate Secretary of the Company no later than December 1, 2011.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, including the related financial statements. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted “householding,” a procedure under which shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or write to Investor Relations, Bank of the Ozarks, P.O. Box 8811, Little Rock, Arkansas 72231. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the Shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

The materials referred to in this proxy statement under the captions “Compensation Discussion and Analysis” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

/s/ George Gleason
George Gleason
Chairman of the Board of Directors and
Chief Executive Officer

March 10, 2011

17901 CHENAL PARKWAY

P.O. BOX 8811

LITTLE ROCK, AR 72231-8811

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30970-P07364

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BANK OF THE OZARKS

The Board of Directors recommends you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) George Gleason

02) Mark Ross

03) Jean Arehart

04) Richard Cisne

05) Robert East

06) Linda Gleason

07) Walter Kimbrough

08) Henry Mariani

09) Robert Proost

10) R. L. Qualls

11) Kennith Smith

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011.

3. TO APPROVE ON AN ADVISORY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT.

For Against Abstain

The Board of Directors recommends you vote 1 year on the following proposal:

1 Year 2 Years 3 Years Abstain

4. TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M30971-P07364

BANK OF THE OZARKS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

APRIL 19, 2011

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2011 Annual Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Tuesday, April 19, 2011 at 1:00 p.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1, TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS IN PROPOSAL 2, TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION IN PROPOSAL 3, AND TO RECOMMEND, BY NON BINDING VOTE, AN ANNUAL VOTE ON EXECUTIVE COMPENSATION IN PROPOSAL 4. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side